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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 21, 2009
WOODBRIDGE HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Florida	001-31931	11-3675068

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 West Cypress Creek Road, Fort Lauderdale, Florida	33309

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (954) 940-4950
Not applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.
     On September 21, 2009, Woodbridge Holdings Corporation (“Woodbridge”) and BFC Financial Corporation (“BFC”) consummated their previously announced merger (the “Merger”) pursuant to which Woodbridge merged with and into WDG Merger Sub, LLC, a wholly-owned subsidiary of BFC (“Merger Sub”). Merger Sub, which, effective upon consummation of the Merger, was re-named Woodbridge Holdings, LLC, continued as the surviving company of the Merger (the “Surviving Company”) and the successor entity to Woodbridge. In connection with the Merger, which was approved by the shareholders of Woodbridge and BFC at their respective meetings held on September 21, 2009, each outstanding share of Woodbridge’s Class A Common Stock (other than shares held by shareholders of Woodbridge who duly exercised and perfected their appraisal rights under Florida law) automatically converted into the right to receive 3.47 shares of BFC’s Class A Common Stock. Shares otherwise issuable to BFC attributable to the shares of Woodbridge’s Class A Common Stock and Class B Common Stock owned by BFC were canceled in connection with the Merger, reflecting Florida law which provides that BFC cannot own shares of its own stock.
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
     As a result of the Merger, Woodbridge’s separate corporate existence ceased and its Class A Common Stock will no longer be publicly traded. Accordingly, the Surviving Company, on behalf of Woodbridge, intends to file with the Securities and Exchange Commission a certification on Form 15 to deregister Woodbridge’s Class A Common Stock (and associated preferred share purchase rights) and to suspend Woodbridge’s reporting obligations under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2009	WOODBRIDGE HOLDINGS, LLC, the successor company to Woodbridge Holdings Corporation
	By:	/s/ Alan B. Levan
		Name:	Alan B. Levan
		Title:	Chief Executive Officer and President